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                                                                     Exhibit 5.1


                       October 2, 2001         BROBECK, PHLEGER & HARRISON LLP
                                                     370 INTERLOCKEN BOULEVARD
                                                                     SUITE 500
                                                   BROOMFIELD, COLORADO  80021
                                                      TELEPHONE   303.410.2000
                                                            FAX   303.410.2199
                                                               WWW.BROBECK.COM

Endorex Corporation
28101 Ballard Drive, Suite F
Lake Forest, IL 60045

                  Re:      Endorex Corporation Registration Statement on
                           Form S-4 for Shares of Common Stock and Warrants of Endorex Corporation


Ladies and Gentlemen:

                  We have acted as counsel to Endorex Corporation, a Delaware corporation (the "Company"), in connection with the issuance by the Company of warrants (the "Warrants") to acquire up to 207,100 shares of the Company's common stock, par value $.001 per share, and up to 9,641,434 shares of the Company's common stock (the "Shares"), consisting of up to 9,434,334 shares of common stock (the "Common Shares") and up to 207,100 shares of common stock issuable upon exercise of the Warrants (the "Warrant Shares"), pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-B.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance of the Shares and the Warrants. Based on such review, we are of the opinion that:

         (i) the Common Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable;

         (ii) the Warrants have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued; and

         (iii) assuming that the Warrant Shares issuable upon exercise of the Warrants are issued, delivered and paid for in accordance with the terms of the Warrants, the Warrant Shares will be legally issued, fully paid and nonassessable.

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                                                            Endorex Corporation
                                                                         Page 2


                  We consent to the filing of this opinion letter as Exhibit
5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Warrants.


                                            Very truly yours,


                                            /s/ BROBECK, PHLEGER & HARRISON LLP